As filed with the Securities and Exchange Commission on January 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC DATAVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0745043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

PACIFIC DATAVISION 2004 STOCK PLAN PACIFIC DATAVISION 2010 STOCK PLAN PACIFIC DATAVISION 2014 STOCK PLAN
(Full title of the plans)

John Pescatore Chief Executive Officer and President 3 Garret Mountain Plaza Suite 401 Woodland Park, NJ 07424 (973) 771-0300	Jeffrey C. Thacker, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 Tel: (858) 677-1400 Fax: (858) 677-1401
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value
2004 Stock Plan
Outstanding Options	8,336	$19.25	$160,468	$19
2010 Stock Plan
Outstanding Options	49,505	$19.25	$952,971	$111
Other Awards	126,251	$34.50	$4,355,660	$506
2014 Stock Plan
Outstanding Options	1,145,250	$20.00	$22,905,000	$2,662
Other and Future Awards	678,401	$34.50	$23,404,835	$2,720
TOTAL	2,007,743	N/A	$51,778,934	$6,018

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h). For shares registered with respect to outstanding options granted under the Pacific DataVision 2004 Stock Plan, Pacific DataVision 2010 Stock Plan and Pacific DataVision 2014 Stock Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the weighted average exercise price of the options. For shares registered with respect to outstanding awards other than options and future awards (including options) to be granted under the Pacific DataVision 2010 Stock Plan and Pacific DataVision 2014 Stock Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the last sale of the Registrant’s Common Stock that was reported on the FBR Plus™ System, which occurred on December 31, 2014 at a price of $34.50 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been or will be filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 26, 2015, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of Common Stock of the Registrant contained in a Registration Statement subsequently filed under Section 12 of the Securities Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

The Registrant’s Common Stock, par value of $0.0001 per share, is not currently registered under Section 12 of the Exchange Act. The following is a summary of the rights of holders of the Registrant’s capital stock. This summary is not complete and is subject to and qualified in its entirety by reference to Delaware law and the Registrant’s charter and bylaws, which are filed as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.

General

As of December 31, 2014, the Registrant’s authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Outstanding Shares

As of December 31, 2014, there are 12,473,024 shares of Common Stock issued and outstanding (which includes the 500,000 shares of Common Stock issued to Sprint Corporation (“Sprint”) in connection with the Registrant’s acquisition from Sprint of the licenses to spectrum in the 900 MHz band, which occurred on the September 13, 2014 (the “Sprint Closing”)), held by approximately 164 stockholders. All of the Registrant’s outstanding shares of Common Stock are fully paid and nonassessable.

Voting

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Registrant’s charter and bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Registrant’s board of directors (the “Board”) out of legally available funds.

Liquidation

In the event of the liquidation, dissolution or winding up of the Registrant, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Registrant’s debts and other liabilities.

Rights and Preferences

Holders of Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which the Registrant may designate and issue in the future.

Preferred Stock

The Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and:

•	to establish from time to time the number of shares to be included in each such series;

•	to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon; and

•	to increase or decrease the number of authorized shares of any such series (but not below the number of shares of such series then outstanding).

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, delay, defer or prevent a change of control of the Registrant and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The Registrant has no current plans to issue any shares of preferred stock.

As of December 31, 2014, there are no shares of the Registrant’s preferred stock issued and outstanding.

Stock Options

As of December 31, 2014, there were outstanding options to purchase an aggregate of 1,203,091 shares of Common Stock, with a weighted average exercise price of $19.96 per share, under the Registrant’s 2004, 2010 and 2014 Stock Plans. In addition, as of December 31, 2014, 53,000 shares of Common Stock remain available for future stock option grants under the Registrant’s 2014 Stock Plan. The Registrant’s 2014 Stock Plan is the successor equity incentive program to the Registrant’s 2004 and 2010 Stock Plans. The number of shares reserved for issuance under the 2014 Stock Plan automatically increased on January 1, 2015 and will increase again on each subsequent January 1st through January 1, 2024 by an amount equal to the smaller of 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or a lesser amount determined by the Board. Accordingly, 623,651 shares of Common Stock were added to the Registrant’s 2014 Stock Plan on January 1, 2015 and are available for future issuance under the 2014 Stock Plan.

Warrants

As of December 31, 2014, there was an outstanding warrant to purchase 6,039 shares of Common Stock, with an exercise price of $82.79 per share, which expires on June 1, 2016.

Convertible Debt

In connection with the private placement, the Registrant entered into agreements with certain holders of its outstanding debt to convert their debt into shares of Common Stock at a price equal to $20.00 per share upon the Spectrum Closing, including (i) the issuance of approximately 65,000 shares of Common Stock at a price equal to $20.00 per share as repayment for approximately $1.3 million of the Registrant’s outstanding principal and interest on its working capital line and (ii) the conversion of the redeemable convertible promissory notes in the principal amount of $1,016,956 into that number of shares of Common Stock equal to the sum of $1,423,738 plus outstanding interest divided by $20.00 per share. Following the Spectrum Closing, the redeemable convertible promissory notes were converted into 77,734 shares of Common Stock.

Certain Provisions of Delaware Law and of the Registrant’s Charter and Bylaws

Delaware Law

The following summary of certain provisions of the Delaware General Corporation Law (the “DGCL”) and of the Registrant’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and the Registrant’s charter and bylaws.

Anti-Takeover Provisions of Delaware Law, the Registrant’s Charter and Bylaws

Provisions of the DGCL and the Registrant’s charter and bylaws could make it more difficult to acquire the Registrant by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Registrant to first negotiate with the Board. The Registrant believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Registrant outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

The Registrant is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by the Registrant’s stockholders.

Amendment

The Registrant’s charter and bylaws provide that the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) of the Registrant’s voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of the Registrant’s directors, the filling of Board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, and the indemnification of directors.

Size of Board and Vacancies

The Registrant’s bylaws provide that the number of directors on the Board is fixed exclusively by the Board. Newly created directorships resulting from any increase in the Registrant’s authorized number of directors or any vacancies in the Board resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of the Registrant authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.

Special Stockholder Meetings

The Registrant’s charter and bylaws generally provide that special meetings of the Registrant’s stockholders may be called only by the Chairman of the Board, the Registrant’s Chief Executive Officer or by resolution of the Board. Stockholders are not permitted to call a special meeting or require the Board to call a special meeting, except for the special election meeting discussed below.

Special Election Meeting

The Registrant’s bylaws and the registration rights agreement it entered with the investors participating in the June 2014 private placement require the Board to call a special meeting of stockholders if a registration statement registering the resale of the shares sold in the private placement has not been declared effective by the Commission and the shares have not been listed for trading on a national securities exchange by February 3, 2015 (180 days after the filing of such registration statement). Such special meeting of stockholders will occur as soon as possible following the trigger date described above but in no event more than 30 days after the trigger date listed above. The special election meeting shall be called solely for the purposes of: (i) considering and voting upon proposals to remove each then-serving director of the Registrant and (ii) electing such number of directors as there are then vacancies on the Board, including any vacancies created by the removal of directors at the special election meeting. Nominations of individuals for election to the Board at the special election meeting may only be made (i) by or at the direction of the Board or (ii) upon receipt by the Registrant of a written notice of any holder or holders of shares of Common Stock entitled to cast, or direct the casting of, at least 20% of all the votes entitled to be cast at the special election meeting. Each of Brian McAuley, Morgan O’Brien, John Pescatore, Frank Creede, Richard Rohmann, Andrew Daskalakis, Peter Schiff and John C. Sites have each agreed that, if requested by FBR Capital Markets & Co., they will vote or not vote any and all securities of the Registrant held by such holders as of the date of the registration rights agreement in the same proportion as the votes casts by the holders who vote at such special meeting. The holders of a majority of the outstanding shares of Common Stock issued in the June 2014 private placement may waive the requirement to hold the special election meeting.

Stockholder Action by Unanimous Written Consent

Any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of all of the issued and outstanding capital stock of the Registrant authorized by law or by the charter to vote on such action.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Registrant’s bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the Registrant’s charter provides otherwise. The Registrant’s charter does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that will be possessed by the Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Registrant through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of the Registrant. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. The Registrant’s charter contains a provision eliminating the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL. In addition, the Registrant’s charter includes provisions that require the Registrant to indemnify, to the fullest extent allowable under the DGCL, the Registrant’s directors and officers for monetary damages for actions taken as the Registrant’s director or officer, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s charter also provides that it must advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL.

The Registrant is also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect it, its directors, officers and certain employees for some liabilities. The limitation of liability and indemnification and advancements provisions in the Registrant’s charter and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, the Registrant’s charter provision eliminating the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL does not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties, including the duty of care. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, the Registrant pays the litigation costs of its directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions. There is currently no pending material litigation or proceeding against any of the Registrant’s directors, officers or employees for which indemnification or advancement is sought.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification and advancements payments that it may make to such directors and officers.

The Registrant entered into an indemnification agreement with each of its officers and directors. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that the limitation of liability provision in its charter and the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant understands that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Authorized but Unissued Shares

The Registrant’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval. The Registrant may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions, and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Registrant by means of a proxy contest, tender offer, merger, or otherwise.

Registration Rights Agreements

In connection with the private placement the Registrant completed in June 2014, it entered into a registration rights agreement with FBR Capital Markets & Co. for the benefit of the holders of shares of Common Stock purchased in the private placement, a copy of which is filed as Exhibit 4.4 to this Registration Statement.

Under the registration rights agreement, the Registrant has agreed, at its expense, to file with the Commission as soon as reasonably practicable following the completion of the private placement (but in no event later than 60 days after the closing date of the private placement) a shelf registration statement registering for resale the registrable shares (as defined in the registration rights agreement) plus any additional shares of Common Stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to use commercially reasonable efforts to cause such registration to be declared effective by the Commission as soon as practicable after the initial filing. This requirement was satisfied by the confidential submission of the registration statement on Form S-1, filed on August 7, 2014 (the “resale shelf registration statement”).

Pursuant to the terms of the registration rights agreement the Registrant entered into in connection with the June 2014 private placement, the Registrant’s Chief Executive Officer and Chief Financial Officer each received a bonus from the Registrant in the amount of 10% of such person’s base salary during the fiscal year ending March 31, 2015 because of the confidential submission of the resale registration within the time period prescribed in the registration rights agreement.

In addition, if, prior to February 3, 2015 (180 days after the filing of the resale shelf registration statement), the resale shelf registration statement has not been declared effective by the Commission or the Registrant’s Common Stock has not been listed for trading on a national securities exchange, then the registration rights agreement and the Registrant’s bylaws will require that a special meeting of stockholders be held for the purpose of considering and voting on the removal of the Registrant’s directors then in office and electing the successors of any directors so removed. The resale shelf registration statement was declared effective on January 26, 2015.

The Registrant was obligated to use commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and, subject to the blackout periods described below, to continuously maintain the effectiveness of the resale shelf registration statement under the Securities Act until all shares of Common Stock covered by that registration statement:

•	have been resold in accordance with the resale shelf registration statement;

•	the date on which the shares of Common Stock covered by the resale shelf registration statement have been transferred pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	the date on which the shares of Common Stock covered by the resale shelf registration statement have been sold to the Registrant or cease to be outstanding; or

•	until the first anniversary of the effective date of the resale shelf registration statement, provided that the registrable shares (1) have been transferred to an unrestricted CUSIP, (2) were, as of the effective date of the resale shelf registration statement, listed for trading on the New York Stock Exchange, the NASDAQ Global Market or a similar national securities exchange, (3) were qualified under the applicable state securities or “blue sky” laws of all 50 states, and (4) can be sold under Rule 144 without limitation as to manner of sale or volume.

If the Registrant chooses to file a registration statement for an initial public offering of the Common Stock (an “IPO registration statement”), all holders of the registrable shares and each of their respective direct and indirect transferees may elect to participate in the registration in order to resell their shares in the Registrant’s initial public offering, subject to:

•	execution of a customary underwriting agreement; completion and execution of any questionnaires, powers of attorney, indemnities, custody agreements, securities escrow agreements and other documents, including opinions of counsel, reasonably required under the terms of such underwriting agreement; and provision to the Registrant of such information as the Registrant may reasonably request in writing for inclusion in the IPO registration statement;

•	compliance with the registration rights agreement; and

•	cutback rights on the part of the underwriters.

If the Registrant files an IPO registration statement before the effective date of the resale shelf registration statement and the Registrant has used or is issuing commercially reasonable efforts to pursue the completion of such initial public offering, the Registrant’s obligation to cause the resale shelf registration statement to be declared effective may be deferred until the 60th day following the closing date of the Registrant’s initial public offering, and if the Registrant satisfies this requirement, it will not be required to hold a special election meeting as described above.

To the extent reasonably requested by the Registrant or an underwriter of securities of the Registrant, upon an initial public offering of the Registrant’s Common Stock, the holders of Common Stock purchased in the private placement, subject to certain exceptions, will not be able to, directly or indirectly, sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including, without limitation any short sale), grant any option or otherwise transfer or dispose of any shares of Common Stock of the Registrant or any securities convertible into or exchangeable or exercisable for shares of Common Stock then owned by such holder for a period of 180 days following the effective date of the IPO registration statement, provided that this restriction period will only continue for 60 days for such holders (other than the Registrant’s officers, directors, managers or employees) who do not elect, pursuant to the registration rights agreement, to include registrable shares in the IPO registration statement.

Notwithstanding the foregoing, the Registrant will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the resale shelf registration statement (and therefore suspend sales under the resale shelf registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by the Registrant has advised the Registrant that the sale of shares of Common Stock under the resale shelf registration statement would have a material adverse effect on such underwritten offering of primary shares;

•	a majority of the independent members of the Board determines in good faith that: (1) the offer or sale of any shares of Common Stock under the resale shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving the Registrant; (2) after the advice of counsel, the sale of the shares covered by the resale shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) either (x) the Registrant has a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on the Registrant or the its ability to consummate the proposed transaction, or (z) the proposed transaction renders the Registrant unable to comply with Commission requirements, in each case under circumstances that would make it impracticable or inadvisable to cause the resale shelf registration statement (or such filings) to become effective or promptly amend or supplement the resale shelf registration statement, as applicable; or

•	a majority of the independent members of the Board determines in good faith, after the advice of counsel, that the Registrant is required by law, rule or regulation, or that it is in the Registrant’s best interests, to supplement the resale shelf registration statement or file a post-effective amendment to the resale shelf registration statement in order to incorporate information into the resale shelf registration statement for the purpose of: (1) including in the resale shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the resale shelf registration statement any facts or events arising after the effective date of the resale shelf registration statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the resale shelf registration statement any material information with respect to the plan of distribution not disclosed in the resale shelf registration statement or any material change to such information.

The cumulative blackout periods may not exceed an aggregate of 90 days in any rolling 12-month period commencing on the completion of the offering or more than 60 days in any rolling 90-day period.

In addition to this limited ability to suspend use of the resale shelf registration statement, until the Registrant is eligible to incorporate by reference into the resale shelf registration statement the Registrant’s periodic and current reports that will be filed after the effectiveness of the resale shelf registration statement, the Registrant will be required to amend or supplement the resale shelf registration statement to include its quarterly and annual financial information and other developments material to the Registrant. Therefore, sales under the resale shelf registration statement may be suspended at certain times until the amendment or supplement, as the case may be, is filed and effective.

A holder that sells Common Stock pursuant to the resale shelf registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of Common Stock may be required to deliver information to be used in connection with the resale shelf registration statement in order to have such holder’s shares of Common Stock included in the resale shelf registration statement.

Pursuant to FINRA Rule 5110(g)(1), holders of Common Stock who purchased shares in the private placement and are affiliated with members of FINRA may be required to refrain, during the period commencing on the effective date of the resale shelf registration statement or the IPO registration statement, and ending on the date that is 180 days after such effective date, from selling, transferring, assigning, pledging or hypothecating or otherwise entering into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such holder’s shares of Common Stock through the FINRA member with which such holder is affiliated.

Each Common Stock certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of occurrence of any event which makes a statement in the prospectus which is part of the resale shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of Common Stock pursuant to such prospectus until the Registrant has amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or the Registrant has given notice that the sale of the Common Stock may be resumed.

The Registrant has agreed to bear certain expenses incident to its registration obligations upon exercise of these registration rights, including the payment of federal securities law and state “blue sky” registration fees, except that the Registrant will not bear any brokers’ or underwriters’ discounts and commissions or transfer taxes relating to sales of shares of Common Stock. The Registrant has agreed to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration statement or prospectus in which such selling stockholder sells its shares of Common Stock pursuant to these registration rights. Each selling stockholder has in turn agreed to indemnify the Registrant for federal or state securities law violations that occur in reliance upon written information it provides for the Registrant in the registration statement or any prospectus.

In connection with the Registrant’s filing of the resale shelf registration statement, the Registrant has agreed to use commercially reasonable efforts (including, without limitation, seeking to cure in the Registrant’s listing application any deficiencies cited by the exchange or market) to list the Registrant’s Common Stock on the New York Stock Exchange or the NASDAQ Stock Market.

The Registrant will also provide, upon request, to each holder of the registrable shares copies of the prospectus that is a part of the resale shelf registration statement, notify such holder when the resale shelf registration statement has become effective, and take certain other actions as are required to permit unrestricted resales. Purchasers of shares of Common Stock in the private placement may be deemed “underwriters” as that term is defined in the Securities Act in connection with the resale of such shares. Underwriters have statutory responsibilities and liabilities in respect of the accuracy of any prospectus used by them. Generally, the prospectus delivery requirement can be satisfied by disclosing to a selling broker the existence of the requirement to sell the shares in accordance with the resale shelf registration statement and making arrangements with such broker to deliver a current prospectus in connection with any such sale. Upon receipt of a written request therefor, the Registrant should provide a reasonable number of current prospectuses to each investor.

Pursuant to the resale shelf registration rights agreement, the Registrant has agreed to not agree to allow any holder or prospective holder of securities of the Registrant (other than the holders who are party to the registration rights agreement) to include any such securities with the resale shelf registration statement or any other registration statement that could be declared effective prior to, or within 180 days of the effective date of, the resale shelf registration statement.

The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement and you should read this summary together with the complete text of the registration rights agreement. A copy of the registration rights agreement has been filed as Exhibit 4.4 to this Registration Statement.

Lock-Up Periods

In connection with the private placement, the Registrant, along with its directors and executive management team who hold an aggregate of 770,709 shares, have agreed that for a period of 180 days after the date of the prospectus that is a part of the resale shelf registration statement, subject to specified exceptions, the Registrant or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock. Upon expiration of the respective “lock-up” periods, certain of the Registrant’s stockholders may have the right to require it to register their shares under the Securities Act.

Registration Rights Granted to Sprint and Motorola

In connection with Spectrum Closing, the Registrant entered into a registration rights agreement with Sprint, providing Sprint registration rights with respect to 500,000 shares of Common Stock issued in connection with the Spectrum Closing and providing Sprint the same rights and privileges with respect to such shares of Common Stock as those granted to the other selling stockholders in connection with the private placement the Registrant completed in June 2014 and described above. Pursuant to a membership issuance agreement the Registrant entered into with Motorola Solutions, Inc. (“Motorola”), Motorola has registration rights for the shares of Common Stock underlying the Class B Units of the Registrant’s subsidiary, PDV Spectrum Holding Company, LLC, held by Motorola and the membership issuance agreement provides Motorola the same rights and privileges with respect to such underlying shares of Common Stock as those granted to the other selling stockholders in connection with the private placement the Registrant completed in June 2014 and described above.

Additional Registration Rights

In addition to the selling stockholders listed in the prospectus included in the resale shelf registration statement, the holders of 778,531 shares of Common Stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to their agreement to waive their rights to include their shares in that prospectus. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the resale shelf registration statement. Any sales of securities by these stockholders could have a material adverse effect on the trading price of the Registrant’s Common Stock. See “Registration Rights Agreement.”

Stock Exchange Listing

The Registrant has applied to list its Common Stock on the Nasdaq Capital Market under the symbol “PDVW.” The Registrant believes it has satisfied each of the initial listing requirements for the Nasdaq Capital Market except for the requirement to have at least 300 round lot stockholders (i.e., stockholders with at least 100 shares). The Registrant intends for its shares to commence trading on the Nasdaq Capital Market as soon as the Registrant satisfies the minimum round lot stockholder requirement. If the Registrant cannot satisfy the minimum stockholder requirement by February 10, 2015, the Registrant will submit its Common Stock for quotation on the OTC Bulletin Board. The Registrant believe that allowing its Common Stock to be quoted on the OTC Bulletin Board will enable the Registrant to increase the number of round lot stockholders. The Registrant will then seek an uplisting from the OTC Bulletin Board to the Nasdaq Capital Market as soon as each of the initial listing requirements for the Nasdaq Capital Market is satisfied by the Registrant. Until the Registrant’s Common Stock is approved for listing on the Nasdaq Capital Market or quotation on the OTC Bulletin Board, there will not be a public market for its Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Registrant’s Common Stock is Continental Stock Transfer & Trust Company.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. The Registrant’s charter contains a provision eliminating the personal liability of directors to the fullest extent permitted by the DGCL. In addition, the Registrant’s charter includes provisions that require the Registrant to indemnify, to the fullest extent allowable under the DGCL, its directors and officers for monetary damages for actions taken as a director or officer, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s charter also provides that it must advance reasonable expenses to its directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL.

The Registrant is also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities. The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification and advancements payments that it may make to such directors and officers.

The Registrant has entered into an indemnification agreement with each of its officers and directors. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Park, State of New Jersey, on January 26, 2015.

PACIFIC DATAVISION, INC.

By:	/s/ John Pescatore
John Pescatore
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Pescatore and Timothy Gray, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian McAuley	Chairman of the Board (Principal Executive Officer)	January 26, 2015
Brian McAuley

/s/ Morgan O’Brien	Vice Chairman of the Board	January 26, 2015
Morgan O’Brien

/s/ John Pescatore	Director, President and Chief Executive Officer	January 26, 2015
John Pescatore

/s/ Timothy Gray	Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2015
Timothy Gray

/s/ T. Clark Akers	Director	January 26, 2015
T. Clark Akers

/s/ Andrew Daskalakis	Director	January 26, 2015
Andrew Daskalakis

/s/ Peter Schiff	Director	January 26, 2015
Peter Schiff

/s/ John C. Sites	Director	January 26, 2015
John C. Sites

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of Pacific DataVision, Inc. (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.4	Registration Rights Agreement, dated June 10, 2014, by and among the Registrant, certain of the Registrant’s executive officers named therein, and FBR Capital Markets & Co., on behalf of the investors participating in the June 2014 private placement (incorporated by reference from Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.5	Amended and Restated Investor Rights Agreement, dated October 2010, by and among the Registrant and investors named therein (incorporated by reference from Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.6	Amendment and Waiver of Rights under Amended and Restated Investor Rights Agreement, approved May 30, 2014, by and among the Registrant and the investors named therein (incorporated by reference from Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

4.7	Registration Rights Agreement, dated September 15, 2014, by and between the Registrant and Machine License Holding, LLC (incorporated by reference from Exhibit 4.12 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Pacific DataVision 2004 Stock Plan (incorporated by reference from Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

99.2	Pacific DataVision 2010 Stock Plan (incorporated by reference from Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

99.3	Pacific DataVision 2014 Stock Plan (incorporated by reference from Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))